Exhibit 5.1

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.
165 Madison Avenue, Suite 2000
Memphis, Tennessee 38103
Phone: (901) 577-8228
Fax: (901) 577-4271

March 14, 2013

MRI Interventions, Inc.
One Commerce Square, Suite 2550
Memphis, TN 38108

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by MRI Interventions, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the  “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus made part of the Registration Statement (the “Prospectus”), covering the offering by the selling securityholders identified in the Prospectus for resale of 9,201,684 issued and outstanding shares (the “Issued Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) and 4,600,842 shares (the “Warrant Shares”)  of Common Stock that are issuable upon the exercise of outstanding warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the forms of the Warrants and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

The law covered by our opinion is limited to the applicable statutory provisions of the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law). We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, P.C.

By:	/s/ Robert J. DelPriore
Robert J. DelPriore
Authorized Representative